Exhibit 99.1

ETHAN ALLEN REPORTS RESULTS FOR FIRST QUARTER ENDED SEPTEMBER 30, 2015

DANBURY, CT – October 27, 2015 – Ethan Allen Interiors Inc. ("Ethan Allen" or the "Company") (NYSE: ETH) today reported operating results for the fiscal 2016 first quarter ended September 30, 2015. Please refer to the accompanying financial statements and reconciliation to non-GAAP measures discussed below.

First Quarter Highlights

●	Sales of $190.4 million. Previous year $190.7 million.

●	Total cash and securities of $94.8 million compared to $86.4 million at prior fiscal year end.

●	Paid dividends of $4.0 million, an increase of 38% over the prior year quarter.

●	Gross margin of 55.0% in both current and prior year periods.

●	GAAP & Adjusted Operating Income of $20.9 million, 11.0% of sales. Previous year GAAP operating income $20.5 million, 10.7% of sales, adjusted operating income $21.9 million, 11.5% of sales.

●	GAAP & Adjusted Earnings per diluted share (EPS) of $0.46; Previous year GAAP EPS of $0.41, adjusted EPS $0.44.

●	Retail Comparable Written Orders decrease by 9.8% and Total Written Orders decrease by 9.3%.

●	EBITDA $25.7 million 13.5% of sales. Previous year EBITDA $25.2 million 13.2% of sales, adjusted EBITDA $26.6 million 14.0% of sales.

“Our strong operational performance during the quarter reflects the strength of our vertically integrated structure” said Farooq Kathwari, Chairman and CEO. “As we previously announced, the timing of our marketing initiatives had a negative impact on our written orders during the quarter. However, we expect stronger written orders in the second quarter and moving forward as indicated by increased levels in October 2015.”

He further stated, “Importantly, our balance sheet remains healthy and we are operating from a position of financial strength. We are well positioned to execute our initiative to raise up to $250 million in the debt markets as previously announced, and believe our planned strategy to raise capital is in the best interests of the Company and its shareholders as we continue to enhance shareholder returns.”

Mr. Kathwari concluded, “We are in the midst of a substantial transformation that is leveraging our unique, vertically integrated structure, while repositioning Ethan Allen’s offerings, interior design network, our technology base, manufacturing and logistics. As we have previously stated, we believe that, beginning in fiscal 2017, we will be well positioned to begin an accelerated growth phase, towards sales of $1 billion at which level we expect to increase our operating margin from our industry leading 11% to about 15% of sales.”

Fiscal 2016 First Quarter Financial Results:

Consolidated net sales for the quarter ended September 30, 2015 decreased 0.2% over the prior year to $190.4 million. The Company’s retail segment net sales increased 0.7% to $146.0 million including a comparable design center net sales increase of 0.2%. The Company’s wholesale segment net sales decreased 3.3%.

Comparable written orders for the Retail Division decreased 9.8% for the first quarter of fiscal 2015 compared to the prior year first quarter and total written orders for the Retail Division decreased 9.3% over the same prior year period. These declines were primarily the result of the timing of the Company’s marketing strategy. The timing of the annual price increase resulted in shifting some written orders into the quarter ending June 30, 2015. In addition, as part of the initiative to make major new product introductions more effective, both at the retail and at the manufacturing levels, a storewide introductory sale event began September 1, 2015 and will conclude on December 31, 2015, as compared against monthly end-of-sale promotions in the prior year period, affecting the month of September.

Gross margin for the both the quarter ended September 30, 2015 as well as prior year quarter was 55.0%. Operating expenses of $83.8 million compared to $84.3 in the prior year quarter. Decreased operating expenses were in part due to the sale of real estate in the prior year that did not recur in the current period.

Net income for the quarter ended September 30, 2015 was $13.1 million or $0.46 per diluted share compared with $11.9 million or $0.41 per diluted share in the prior year quarter. Excluding special items in the prior year quarter, adjusted net income was $12.8 million or $0.44 per diluted share.

Total debt of $75.5 million decreased $0.7 million due to scheduled repayments, and working capital increased $11.4 million, or 8.8% from June 30, 2015. Capital expenditures were $3.1 million year to date at September 30, 2015 compared to $5.4 million prior year and inventories of $156.6 million increased $4.7 million from June 30, 2015 in support of our new product launch and marketing initiatives.

Analyst Conference Call

Ethan Allen will conduct a conference call at 5:00 PM (Eastern) on Tuesday, October 27th to discuss the financial results and its business initiatives. The live webcast and replay are accessible via the Company’s website at http://ethanallen.com/investors. To participate on the call, dial 866-818-1223 (or 703-639-1376 for international callers) and provide conference ID# 1664086.

About Ethan Allen

Ethan Allen Interiors Inc. (NYSE: ETH) is a leading interior design company and manufacturer and retailer of quality home furnishings. The company offers complimentary interior design service to its clients and sells a full range of furniture products and decorative accessories through ethanallen.com and a network of approximately 300 Design Centers in the United States and abroad. Ethan Allen owns and operates eight manufacturing facilities including five manufacturing plants and one sawmill in the United States plus one plant each in Mexico and Honduras. Approximately seventy percent of its products are made in its North American plants. For more information on Ethan Allen's products and services, visit ethanallen.com.

Non-GAAP Financial Information

This press release is intended to supplement, rather than to supersede, the Company's condensed consolidated financial statements. It contains references to the Company's (i) consolidated operating income/operating margin, (ii) wholesale operating income/operating margin, (iii) retail operating income/operating margin, (iv) net income, (v) earnings per share, and (vi) earnings before interest, taxes, depreciation and amortization ("EBITDA"), all excluding the effects of restructuring charges as a result of the Company’s previous decision to consolidate facilities, and also excluding certain transition costs and non-operating income adjustments in both fiscal 2016 and fiscal 2015. A reconciliation of these financial measures to the most directly comparable financial measure reported in accordance with generally accepted accounting principles (“GAAP”) is also provided at the end of this press release.

Management believes that excluding items which are deemed to be non-recurring in nature from financial measures such as operating income, operating margin, net income, and earnings per share, allows investors to more easily compare and evaluate the Company's financial performance relative to prior periods and industry comparables. These adjusted measures also aid investors in understanding the operating results of the Company absent such non-recurring or unusual events. Management considers EBITDA an important indicator of the operational strength and performance of its business, including the ability of the Company to pay interest, service debt and fund capital expenditures. Given the nature of the Company's operations, including the tangible assets necessary to carry out its production and distribution activities, depreciation and amortization represent Ethan Allen's largest non-cash charges. As these non-cash charges do not affect the Company's ability to service debt or make capital expenditures, it is important to consider EBITDA in addition to, but not as a substitute for, operating income, net income and other measures of financial performance reported in accordance with GAAP, including cash flow measures such as operating cash flow.

This press release and any related webcasts, conference calls and other related discussions should also be read in conjunction with the Company’s Annual Report on Form 10-K for the year ended June 30, 2015 (the “2015 Form 10-K”) and other reports filed with the Securities and Exchange Commission. This press release and related discussions contain forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements include statements about such matters as: our capital structure; future or targeted operational and financial performance; liquidity, capital and debt levels; strategic plans; the pending proxy contest, the impacts thereof and other possible changes in the composition of the Company's board of directors; stock repurchase and dividend plans; our inability to secure debt or other forms of financing; demand for our products; our position in markets we serve; regional and global economic and industry market conditions and changes therein. Such forward-looking statements reflect management’s current expectations concerning future events and results of the Company, and are subject to various assumptions, risks and uncertainties including specifically, and without limitation, those set forth in Part I, Item 1A “Risk Factors” of the 2015 Form 10-K. Accordingly, actual future events or results could differ materially from those contemplated by the forward-looking statements. The Company assumes no obligation to update or provide revision to any forward-looking statement at any time for any reason.

#######

Ethan Allen Interiors Inc.

Selected Financial Information

Unaudited

(in millions)

Selected Consolidated Financial Data:

	Three Months Ended
	09/30/15	09/30/14

Net sales	$190.4	$190.7
Gross margin	55.0%	55.0%
Operating margin	11.0%	10.7%
Operating margin (excluding special items*)	11.0%	11.5%
Net income	$13.1	$11.9
Net income (excluding special items* and unusual income tax effects)	$13.1	$12.8
Operating cash flow	$16.1	$6.8
Capital expenditures	$3.1	$5.4
Acquisitions	$0.0	$2.0
Company stock repurchases	$0.0	$0.0

EBITDA	$25.7	$25.2
EBITDA as % of net sales	13.5%	13.2%

EBITDA (excluding special items*)	$25.7	$26.6
EBITDA as % of net sales (excluding special items*)	13.5%	14.0%

Selected Financial Data by Business Segment:
	Three Months Ended
	09/30/15	09/30/14
Retail
Net sales	$146.0	$145.0
Operating margin	1.1%	1.2%
Operating margin (excluding special items*)	1.1%	1.8%

Wholesale
Net sales	$120.5	$124.6
Operating margin	17.1%	17.3%
Operating margin (excluding special items*)	17.1%	17.7%

* Special items consist of restructuring, impairment, transition charges and other certain items.

Related tax effects are calculated using a normalized income tax rate.

Ethan Allen Interiors Inc.

Condensed Consolidated Statements of Comprehensive Income

Unaudited

(in thousands)

	Three Months Ended
	09/30/15	09/30/14

Net sales	$190,391	$190,706
Cost of sales	85,718	85,903
Gross profit	104,673	104,803
Selling, general and administrative expenses	83,773	84,333
Operating income	20,900	20,470
Interest and other income	126	143
Interest expense	456	1,889
Income before income taxes	20,570	18,724
Income tax expense	7,423	6,845
Net income	$13,147	$11,879

Basic earnings per common share:
Net income per basic share	$0.46	$0.41
Basic weighted average shares outstanding	28,410	28,927

Diluted earnings per common share:
Net income per diluted share	$0.46	$0.41
Diluted weighted average shares outstanding	28,673	29,248

Comprehensive income:
Net income	$13,147	$11,879
Other comprehensive income
Currency translation adjustment	(984)	(855)
Other	6	16
Other comprehensive income (loss) net of tax	(978)	(839)
Comprehensive income	$12,169	$11,040

Ethan Allen Interiors Inc.

Condensed Consolidated Balance Sheets

Unaudited

(in thousands)

	September 30,	June 30,
	2015	2015
Assets
Current assets:
Cash and cash equivalents	$87,008	$76,182
Marketable securities	-	2,198
Accounts receivable, net	12,705	12,547
Inventories	156,567	151,916
Prepaid expenses & other current assets	26,591	27,831
Total current assets	282,871	270,674

Property, plant and equipment, net	274,745	277,035
Intangible assets, net	45,128	45,128
Restricted cash and investments	7,803	8,010
Other assets	4,545	5,130

Total Assets	$615,092	$605,977

Liabilities and Shareholders' Equity
Current liabilities:
Current maturities of long-term debt	3,041	3,034
Customer deposits	66,577	67,970
Accounts payable	20,148	18,946
Accrued expenses & other current liabilities	51,705	50,712
Total current liabilities	141,471	140,662

Long-term debt	72,464	73,203
Other long-term liabilities	21,606	21,577
Total liabilities	235,541	235,442

Shareholders' equity:
Common stock	489	489
Additional paid-in-capital	371,757	370,914
Less: Treasury stock	(605,586)	(605,586)
Retained earnings	616,230	607,079
Accumulated other comprehensive income	(3,622)	(2,638)
Total Ethan Allen Interiors Inc. shareholders' equity	379,268	370,258
Noncontrolling interests	283	277
Total shareholders' equity	379,551	370,535

Total Liabilities and Shareholders' Equity	$615,092	$605,977

Ethan Allen Interiors Inc.

GAAP Reconciliation

Three Months Ended September 30, 2015 and 2014

Unaudited

(in thousands, except per share amounts)

	Three Months Ended
	September 30,
	2015	2014
Net Income / Earnings Per Share
Net income	$13,147	$11,879
Special items net of related tax effects *	8	897
Unusual income tax effects	(85)	11
Net income (excluding special items* and unusual income tax effects)	$13,070	$12,787
Diluted weighted average shares outstanding	28,673	29,248
Earnings per diluted share	$0.46	$0.41
Earnings per diluted share (excluding special items* and unusual income tax effects)	$0.46	$0.44

Consolidated Operating Income / Operating Margin
Operating income	$20,900	$20,470
Add: special items *	13	1,413
Operating income (excluding special items*)	$20,913	$21,883

Net sales	$190,391	$190,706
Operating margin	11.0%	10.7%
Operating margin (excluding special items*)	11.0%	11.5%

Wholesale Operating Income / Operating Margin
Wholesale operating income	$20,587	$21,542
Add: special items	-	494
Wholesale operating income (excluding special items*)	$20,587	$22,036
Wholesale net sales	$120,455	$124,600
Wholesale operating margin	17.1%	17.3%
Wholesale operating margin (excluding special items*)	17.1%	17.7%
Retail Operating Income / Operating Margin
Retail operating income	$1,640	$1,762
Add: special items	13	919
Retail operating income (excluding special items*)	$1,653	$2,681
Retail net sales	$146,040	$145,043
Retail operating margin	1.1%	1.2%
Retail operating margin (excluding special items*)	1.1%	1.8%

* Special items consist of restructuring, transition charges and certain other items.

Related tax effects are calculated using a normalized income tax rate.

Ethan Allen Interiors Inc.

GAAP Reconciliation

Three Months Ended September 30, 2015 and 2014

Unaudited

(in thousands, except per share amounts)

	Three Months Ended
	September 30,
	2015	2014

EBITDA
Net income	$13,147	$11,879
Add: interest expense, net	354	1,758
income tax expense	7,423	6,845
depreciation and amortization	4,783	4,719
EBITDA	$25,707	$25,201
Net sales	$190,391	$190,706
EBITDA as % of net sales	13.5%	13.2%

EBITDA	$25,707	$25,201
Add: special items*	13	1,413
EBITDA (excluding special items)	$25,720	$26,614
Net sales	$190,391	$190,706
EBITDA as % of net sales (excluding special items)	13.5%	14.0%

* Special items consist of restructuring, transition charges and certain other items.

Related tax effects are calculated using a normalized income tax rate.